Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229

.	G-III Apparel Group, Ltd
Wayne S. Miller, Chief Operating Officer
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER

FISCAL 2009 RESULTS

— Net Sales Increase $40.3 million to $75.4 million —

— First Quarter Net Loss Per Share is Better than Forecasted and Flat to Year-Ago Level at $0.42 —

— Company Initiates Full Year Guidance for Net Sales of $650 to $660 million and Net Income per Diluted Share of $1.25 to $1.30 —

New York, New York – June 5, 2008 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced operating results for the first quarter of fiscal 2009. For the quarter ended April 30, 2008, G-III reported net sales increased to $75.4 million from $35.1 million in the prior comparable period. The Company’s net loss of $0.42 per share for the quarter was the same as in the prior comparable period. The Company traditionally experiences losses in the first quarter of its fiscal year due to the seasonality of its outerwear business. The Company’s net sales were higher than forecasted and net loss per share lower than forecasted primarily due to strong sales of dresses.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are very pleased with the stronger than expected start for the year. We saw a continuation of the trend toward women’s dresses, which we successfully leveraged. We were able to offset the additional seasonal losses resulting from our recent acquisition of the Andrew Marc business with the strong performance of our dress business. The integration of Andrew Marc is proceeding well and we remain excited about its potential in the marketplace.”

Mr. Goldfarb continued, “We are accomplishing our objectives despite a very challenging environment. We are comfortable with the pace of our bookings for the fall season and will focus on delivering high quality product under a wide range of compelling brands.”

Mr. Goldfarb concluded, “We continue to believe that we have an excellent opportunity to grow and, by leveraging the Andrew Marc brand, to enter new categories, including through licensing partnerships. In order to support this opportunity and to raise the profile of the Andrew Marc brand, we believe the timing is appropriate to increase the marketing presence, led by a print media campaign, of the Andrew Marc brand for the upcoming fall season.”

Outlook

The Company today initiated guidance for both the second quarter of fiscal 2009 and for the full 2009 fiscal year. It is forecasting net sales of approximately $100 million for its second fiscal quarter ending July 31, 2008, compared to $83.9 million in prior year’s second fiscal quarter. The Company is also forecasting a net loss of approximately $3.6 million or $0.22 per share, compared to a net loss of $884,000, or $0.05 per share, in last year’s second quarter. The increased loss expected during the quarter is due to the seasonal losses incurred from the Andrew Marc acquisition this year.

The Company is forecasting net sales in the range of $650 million to $660 million and net income in the range of $21.8 million to $22.7 million, or $1.25 to $1.30 per diluted share for the fiscal year ending January 31, 2009, compared to net sales of $518.9 million and net income of $1.05 per diluted share for the fiscal year ended January 31, 2008. The Company is also forecasting EBITDA for the fiscal year ending January 31, 2009 to increase approximately 32% to 36% to a range of approximately $50.0 to $51.5 million, up from $37.8 million in fiscal year ended January 31, 2008. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income is included in a table accompanying the financial statements in this release.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and our own brands. The Company has fashion licenses, among others, under the Calvin Klein, Kenneth Cole, Sean John, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Dereon, IZOD, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under its own proprietary private labels. Company-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Safe Harbor Language

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGSM: GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(in thousands, except share and per share amounts)

(Unaudited)

	First Quarter Ended April 30,
	(Unaudited)
	2008	2007
Net sales	$75,396	$35,088
Cost of sales	57,859	27,759
Gross profit	17,537	7,329
Selling, general and administrative expenses	27,165	16,493
Depreciation and amortization	1,580	1,594
Operating loss	(11,208)	(10,758)
Interest and financing charges, net	566	265
Loss before income taxes	(11,774)	(11,023)
Income tax benefit	(4,886)	(4,575)
Net loss	$(6,888)	$(6,448)
Net loss per common share:
Basic and Diluted	$(0.42)	$(0.42)
Weighted average number of common shares outstanding	16,482,000	15,252,000
Balance Sheet Data:
Working Capital	$83,147	$114,983
Cash	2,566	58,771
Inventory	57,642	31,182
Total Assets	236,583	187,537
Outstanding Borrowings	26,177	19,591
Total Shareholders’ Equity	$167,434	$148,846

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(in thousands)

(Unaudited)

	Forecasted Twelve Months Ended January 31, 2009	Actual Twelve Months Ended January 31, 2008
EBITDA, as defined	$50,000-51,500	$37,782
Depreciation and amortization	6,400	5,427
Interest and financing charges, net	5,800	3,158
Income tax expense	16,000-16,600	11,707
Net income	$21,800-22,700	$17,490

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.